Exhibit 21.1

Subsidiaries of KBS REIT III as of April 17, 2012

KBS Limited Partnership III	KBSIII Domain Gateway, LLC
KBS Debt Holdings III, LLC	KBSIII Las Cimas IV, LLC
KBS Debt Holdings III X, LLC	KBSIII Legacy Town Center, LLC
KBS REIT Holdings III LLC	KBSIII REIT Acquisition I, LLC
KBS REIT Properties III, LLC	KBSIII REIT Acquisition II, LLC
CA Capital Management Services II, LLC	KBSIII REIT Acquisition III, LLC
KBS REIT III Finance LLC	KBSIII REIT Acquisition IV, LLC
KBSIII 155 North 400 West, LLC	KBSIII REIT Acquisition V, LLC
KBSIII 1550 West McEwen Drive, LLC